                                                                     EXHIBIT 2.1





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                          AGREEMENT AND PLAN OF MERGER

                                      among

                        UNITED TECHNOLOGIES CORPORATION,

                             SOLAR ACQUISITION CORP.

                                       and

                       SPECIALTY EQUIPMENT COMPANIES, INC.


                                   dated as of

                                October 13, 2000


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                                TABLE OF CONTENTS


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ARTICLE I THE OFFER............................................................................................2

   Section 1.01.    The Offer..................................................................................2

   Section 1.02.    Company Action.............................................................................3

   Section 1.03.    Directors..................................................................................4

ARTICLE II THE MERGER..........................................................................................5

   Section 2.01.    The Merger.................................................................................5

   Section 2.02.    Closing; Effective Time....................................................................5

   Section 2.03.    Effect of the Merger.......................................................................6

   Section 2.04.    Certificate of Incorporation; By-Laws; Directors and Officers..............................6

   Section 2.05.    Conversion of Shares.......................................................................6

   Section 2.06.    Dissenting Shares..........................................................................7

   Section 2.07.    Surrender of Shares; Stock Transfer Books..................................................7

   Section 2.08.    Stock Plans................................................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT
                 AND PURCHASER.................................................................................9

   Section 3.01.    Corporate Organization.....................................................................9

   Section 3.02.    Authority Relative to this Agreement.......................................................9

   Section 3.03.    No Conflict; Required Filings and Consents................................................10

   Section 3.04.    Financing Arrangements....................................................................10

   Section 3.05.    Brokers...................................................................................10

   Section 3.06.    Offer Documents; Proxy Statement..........................................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................11

   Section 4.01.    Organization and Qualification; Subsidiaries..............................................11

   Section 4.02.    Capitalization............................................................................12

   Section 4.03.    Authority Relative to this Agreement......................................................13

   Section 4.04.    No Conflict; Required Filings and Consents................................................13

   Section 4.05.    SEC Filings; Financial Statements.........................................................14

   Section 4.06.    Absence of Certain Changes or Events......................................................14

   Section 4.07.    Litigation................................................................................15

   Section 4.08.    Employee Benefit Plans....................................................................15

   Section 4.09.    Labor and Employment......................................................................17
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   Section 4.10.    Environmental Matters.....................................................................18

   Section 4.11.    Licenses and Permits; Compliance with Laws................................................18

   Section 4.12.    Taxes.....................................................................................18

   Section 4.13.    Offer Documents; Proxy Statement..........................................................19

   Section 4.14.    Brokers...................................................................................20

   Section 4.15.    Takeover Statutes.........................................................................20

   Section 4.16.    Opinion of Financial Advisor..............................................................20

   Section 4.17.    Material Contracts........................................................................20

   Section 4.18.    Real Property.............................................................................21

   Section 4.19.    Intellectual Property.....................................................................21

   Section 4.20.    Related Party Transactions................................................................22

   Section 4.21.    Required Vote of Company Stockholders.....................................................23

ARTICLE V COVENANTS...........................................................................................23

   Section 5.01.    Conduct of Business by the Company Pending the Closing....................................23

   Section 5.02.    No Solicitation...........................................................................26

   Section 5.03.    Access to Information.....................................................................27

   Section 5.04.    Stockholders Approval of the Merger.......................................................28

   Section 5.05.    Proxy Statement...........................................................................28

   Section 5.06.    Public Announcements......................................................................28

   Section 5.07.    Reasonable Best Efforts; Cooperation......................................................29

   Section 5.08.    Indemnification...........................................................................29

   Section 5.09.    Takeover Statutes.........................................................................30

   Section 5.10.    Employee Benefits.........................................................................30

   Section 5.11.    Notification of Certain Matters...........................................................31

   Section 5.12.    Subsequent Filings........................................................................31

ARTICLE VI CONDITIONS TO THE MERGER...........................................................................31

   Section 6.01.    Conditions................................................................................31

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................................................32

   Section 7.01.    Termination...............................................................................32

   Section 7.02.    Effect of Termination.....................................................................33

   Section 7.03.    Amendment.................................................................................34

   Section 7.04.    Extension; Waiver.........................................................................34

ARTICLE VIII GENERAL PROVISIONS...............................................................................34

   Section 8.01.    Non-Survival of Representations and Warranties............................................34
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   Section 8.02.    Expenses..................................................................................34

   Section 8.03.    Entire Agreement..........................................................................34

   Section 8.04.    Assignment................................................................................34

   Section 8.05.    Parties in Interest.......................................................................34

   Section 8.06.    Validity..................................................................................35

   Section 8.07.    Notices...................................................................................35

   Section 8.08.    Governing Law.............................................................................36

   Section 8.09.    Waiver of Jury Trial......................................................................36

   Section 8.10.    Specific Performance......................................................................36

   Section 8.11.    Headings..................................................................................36

   Section 8.12.    Counterparts..............................................................................36

   Section 8.13.    Construction..............................................................................36

   Section 8.14.    Interpretation of Certain Terms...........................................................36

   Section 8.15.    Definitions...............................................................................36



Annex I - Conditions to the Offer

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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2000 ("Agreement"), among Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), United Technologies Corporation, a Delaware corporation ("Parent"), and Solar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to acquire all of the issued and outstanding shares (the "Shares") of the common stock, $.01 par value, of the Company (the "Common Stock") at a purchase price of $30.50 per share (such price or such other price per share as may be payable in the Offer, the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the respective Boards of Directors of Purchaser and Parent as the sole stockholder of Purchaser have each approved this Agreement and the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, as a condition to and inducement to Parent's and Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain holders and beneficial owners of Shares are entering into a Stockholder Agreement (the "Stockholder Agreement") with Purchaser;

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") has unanimously, (i) approved the Offer, the Merger, this Agreement and the Stockholder Agreement (and the transactions contemplated hereby and thereby) and (ii) resolved, subject to the provisions of Article VII hereof, to recommend that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby;

          WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

          WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 8.15.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the other parties herein contained, and intending to be legally bound hereby, each of Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

         Section 1.01. The Offer.


          (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events specified in clause (iii) of Annex I shall have occurred and then be continuing, as promptly as practical after the date hereof, but in no event later than the sixth business day after the date hereof, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price. The obligation of Purchaser to consummate the Offer, to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to the satisfaction of the conditions set forth in Annex I. The initial expiration date of the Offer shall be the twentieth business day following commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer. Parent shall cause Purchaser to, and Purchaser shall, subject to the conditions provided in Annex I, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act. On or prior to the dates that the Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to the Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall be net to the seller in cash, without interest, subject to any applicable withholding taxes.

          (b) Purchaser reserves the right to (i) waive any of the conditions set forth in Annex I (other than the Minimum Condition and the condition relating to the expiration of the waiting period under the HSR Act), (ii) increase the price per Share payable in the Offer, and (iii) make any other changes in the terms of the Offer; provided, however, unless previously approved by the Company in writing no change may be made which (a) reduces the maximum number of Shares to be purchased pursuant to the Offer, (b) decreases the price per Share payable pursuant to the Offer, (c) changes the form of consideration to be paid for the Shares pursuant to the Offer, (d) imposes conditions to the Offer in addition to the conditions set forth in Annex I, (e) waives the Minimum Condition or waives the condition relating to the expiration of the waiting period under the HSR Act or (f) makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares. Without the prior written consent of the Company, Purchaser shall not extend the expiration date of the Offer beyond the initial expiration date of the Offer, except (x) as required by applicable law including applicable rules and regulations of the SEC or any interpretation or position of the SEC staff, (y) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided that after the initial expiration date, the Offer shall not be subject to any conditions that are at the time of such extension satisfied other than the Minimum Condition and the conditions set forth in paragraph (a) of Annex I, or (z) that if any condition to the Offer has not been satisfied or waived, Purchaser shall extend the expiration date of the Offer for one or more periods, but in no event later than the Outside Date. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company.


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          (c) The Offer shall be made by means of an offer to purchase (the
"Offer to Purchase") subject only to the conditions set forth in Annex I. As soon as reasonably practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that (i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will contain (including as an exhibit) or incorporate by reference the Offer to Purchase, a form of the related letter of transmittal and a summary advertisement (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"). Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it in writing for use in the Schedule TO or the Offer Documents if and to the extent that the Schedule TO or the Offer Documents shall be, or have become, false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to holders of Shares and any other holder of securities issued by the Company (if any), in each case to the extent required by applicable federal securities laws. Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule TO and any Offer Documents before they are filed with the SEC. Parent and Purchaser shall promptly provide the Company and its counsel in writing with, and consult with the Company and its counsel regarding, any comments Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents.

         Section 1.02. Company Action.

          (a) The Company hereby consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on October 13, 2000, acting by a unanimous vote of the directors: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated by the Stockholder Agreement (including, without limitation, for purposes of Section 9 of the Confidentiality Agreement dated August 14, 2000 between Parent and the Company (the "Confidentiality Agreement")); (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of Shares; and (iv) irrevocably has taken all action necessary to render Section 203 of the DGCL and other state takeover statutes inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby. The Board has received the opinion of Credit Suisse First Boston Corporation (the "Company's Financial Advisor") to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Price to be received by holders of Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger is fair to such holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 1.02, provided that this Agreement has not been terminated.

          (b) The Company shall file with the SEC, as promptly as practicable after the filing by Purchaser of the Schedule TO with respect to the Offer but in any event on the date such Schedule TO is filed with the SEC, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that

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(i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will include the recommendations of the Board of Directors referred to in clause (ii) of Section 1.02(a) and the opinion of the Company's Financial Advisor referred to in Section 4.16, provided that this Agreement has not been terminated. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that the Schedule 14D-9 shall be, or have become, false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company's stockholders, in each case to the extent required by applicable law. The Company shall provide Parent, Purchaser and their counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. The Company shall promptly provide the Parent and Purchaser and their counsel in writing with, and consult with Parent and Purchaser and its counsel regarding, any comments the Company or its counsel may receive from the time to time from the SEC or its staff with respect to the Schedule 14D-9.

          (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent and Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares and holders of other securities issued by the Company (if any) as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other information and assistance as Parent, Purchaser or their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary to such dissemination of, and communication with respect to, the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser shall hold in confidence the information contained in any such labels and lists and the additional information referred to in the penultimate sentence of this Section 1.02(c), will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will, upon request, deliver to the Company all such written information then in its possession.

          Section 1.03. Directors. Promptly upon the payment of the Offer Price by Purchaser for the Shares tendered pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors (the "Purchaser Designees"), rounded up to the nearest whole number, to the Board of Directors as will give Purchaser, subject to compliance with the Exchange Act, representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares as are accepted for payment pursuant to the Offer bears to the number of Shares then outstanding. In furtherance thereof, upon Purchaser's request, the Company shall use its best efforts, to the fullest extent permitted by law, after consummation of the Offer, to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.03. At such time, the Company shall also cause, if requested by Purchaser, (i) each committee of the Board of Directors, (ii) the board of directors of each of the Subsidiaries and (iii) each committee of such board to include persons designated by Purchaser constituting up to the same percentage (rounded up to the nearest whole number) of each such committee or board as Purchaser Designees constitute on the Board of Directors. The foregoing notwithstanding, until the Effective Time, the Company, Purchaser and Parent shall use all reasonable best efforts to retain as members of the

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


Company's Board of Directors at least two directors who are directors of the Company on the date hereof and who are not representatives of Parent (the "Independent Directors"). As used in this Agreement, the term "Independent Directors" shall initially mean each of Messrs. Richard A. Kent and Barry L. MacLean; provided that in the event that any such Independent Director resigns or otherwise ceases to be a director for any reason, then the Company, Purchaser and Parent shall use their best efforts to cause a Person nominated by the remaining Independent Directors to be elected as a replacement for such director as expeditiously as legally practicable. If for any reason at any time prior to the Effective Time no Independent Directors then remain, then (i) the other directors shall use best efforts to designate two persons to be the Independent Directors, none of whom shall be directors, officers, employees or Affiliates of Parent or Purchaser, and (ii) the Company, Purchaser and Parent shall use their best efforts to cause such persons to be elected as a replacement for such director as expeditiously as legally practicable. The Company shall promptly take all action necessary to effect such contemplated election, including (i) establishing as a record date for the written consent by the Company's Stockholders to such election a date that is within six business days prior to the commencement of the Offer and (ii) filing with the SEC a Schedule 14A (together with any supplements or amendments thereto the "Schedule 14A") regarding the solicitation of written consents to the election of the Purchaser Designees which shall contain the information as may be required by Schedule 14A under the Exchange Act as is necessary to enable the Purchaser Designees to be elected to the Board of Directors, including distributing the information required by the Exchange Act and such Schedule with the Schedule 14D-9. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Schedule 14A. Parent and Purchaser will disseminate the
Schedule 14A to the holders of the Shares together with the Offer Documents. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Purchaser constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder, or (iv) approve any other action by the Company that could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their Affiliates) with respect to the transactions contemplated hereby and such affirmative majority vote shall be sufficient to take any such action.

                                   ARTICLE II
                                   THE MERGER

          Section 2.01. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the DGCL, Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 2.02. Closing; Effective Time.

          (a) The closing of the Merger (the "Closing") will take place at 10:00 a.m. Chicago time on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

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


          (b) The Merger shall be consummated by Parent duly filing, or causing the Company and/or Purchaser to duly file, the appropriate Certificate of Merger in such form as is required by, and prepared, executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time").


          Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.04. Certificate of Incorporation; By-Laws; Directors and Officers.

          (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) At the Effective Time, the By-Laws of Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          (c) The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, permanent disability, resignation or removal.

          Section 2.05. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.05(b) and any Dissenting Shares shall be canceled and be converted into the right to receive the Offer Price in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Share, less any applicable withholding taxes.

          (b) Each Share held in the treasury of the Company or owned by any Subsidiary and each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

          (c) Each share of common stock, $0.0001 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

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


         Section 2.06. Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, but only to the extent required by the DGCL, Shares issued and outstanding immediately prior to the Effective Time and owned of record by any stockholder who has not voted such Shares in favor of or consented to the Merger and who properly demands appraisal of such Shares pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Shares to demand appraisal of their Shares in connection with the Merger (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such cash consideration as may be determined to be due to such stockholder as provided in the DGCL. If, however, such stockholder withdraws such holder's demand for appraisal or fails to perfect or otherwise loses such holder's right of appraisal, in any case pursuant to the DGCL, each such Share of such holder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.05(a), without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Except as required by law, the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, or offer to settle any such demands.

         (c) Each Dissenting Share, if any, shall be canceled after payment in respect thereof has been made to the holder thereof pursuant to the DGCL.

         (d) At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto except the rights provided by Section 262 of the DGCL or otherwise provided in this Section 2.06.

         Section 2.07. Surrender of Shares; Stock Transfer Books.

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.05(a). From time to time after the Effective Time, Parent shall cause Purchaser to and Purchaser shall deposit with such Paying Agent an amount of cash sufficient to permit the Paying Agent to make the payments necessary for payment of the Merger Consideration under
Section 2.07(b) to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.05(a). Such funds shall be invested by the Paying Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

         (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.05(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, as consented to by Company, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.05(a), and the Certificate so surrendered shall forthwith be canceled.

          (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Parent, furnish an indemnity bond sufficient in the reasonable judgment of Parent to protect Parent, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer.

          (d) Promptly following the date six months after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.05(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. Notwithstanding the foregoing, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date which is immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, then such unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (e) Parent (or any affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

          (f) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.05(a) and this Section 2.07.

         Section 2.08. Stock Plans.

          (a) As of the Effective Time, each outstanding option to purchase Shares (each, a "Company Stock Option") issued pursuant to the Company's Executive Long-Term Incentive Plan and Non-Employee Directors Long-Term Incentive Plan (the "Stock Option Plans") shall be cancelled and each holder of Company Stock Options, whether such Company Stock Option is vested or not, will receive, in consideration of such holder's Company Stock Options a cash payment from Parent immediately upon the Effective Time equal to the product of (A) the amount by which the Merger Consideration amount exceeds the exercise price of such Company Stock Option and (B) the number of Shares issuable upon exercise of such Company Stock Option.

          (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each holder of Company Stock Options (it being expressly agreed that such persons shall be the third party beneficiaries of this Section).

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

          Section 3.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except for any such failure that would not have a material adverse effect on or prevent or materially delay the consummation of the Offer or the Merger.

          Section 3.02. Authority Relative to this Agreement. Each of Parent and Purchaser has the necessary corporate power and authority to execute, deliver and enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of and entering into this Agreement by Parent and Purchaser, the performances of the Parent's and Purchaser's obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding or stockholder action is necessary for the execution and delivery of and entering into this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed, delivered and entered into by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         Section 3.03. No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of their respective obligations under this Agreement by Parent and Purchaser and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all notices, reports, other filings, or required approvals described in clauses (i) through (iii) of
Section 3.03(b) have been given, made, or received, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate or Articles of Incorporation or By-Laws of either Parent or Purchaser or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of them or their property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of the Offer and the Merger.

          (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, and (iii) filings by Parent or Purchaser required by, and approvals under, applicable foreign antitrust and competition laws or regulations ("Foreign Antitrust Laws"), neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of their respective obligations of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of their respective obligations of this Agreement or the consummation of the transactions contemplated hereby, except as set forth above and except where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Parent or Purchaser of their respective obligations under this Agreement.

          Section 3.04. Financing Arrangements. Parent has or will obtain, and will cause Purchaser to have or obtain, the funds sufficient to consummate the Offer and the Merger in accordance with the terms of this Agreement, and to pay all related fees and expenses in connection therewith, and shall make such funds available to Purchaser for such purposes.

          Section 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

          Section 3.06. Offer Documents; Proxy Statement. None of the information supplied in writing by Parent or Purchaser (the "Parent Information") specifically for inclusion in the Schedule 14D-9, the Schedule 14A or the Proxy Statement (if any) will, on the date filed with the SEC or mailed to the Company stockholders, and, in the case of the Proxy Statement, at the time of the Company Stockholders' Meeting (if any), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing by Parent or Purchaser with the SEC or communication with the holders of Shares with respect to the Offer, the Merger or the Company Stockholders' Meeting (if any) that has become false or misleading. Neither the Schedule TO nor the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing by Parent or Purchaser with the SEC or communication to holders of the Shares with respect to the Offer, this Agreement, the Merger or the Company's Stockholders' Meeting (if any) that has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied in writing by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. Each of the Schedule TO and the Offer Documents will comply as to form in all material respects with the applicable provisions of the Exchange Act.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Purchaser that as of the date hereof, except as disclosed or reflected (including, in the case of financial statements, provided for) in the Company's disclosure letter delivered herewith to Parent and Purchaser (the "Company's Disclosure Letter"), or in the Company's Form 10-K for the fiscal year ended January 31, 2000 ("Form 10-K") as filed with the SEC, any subsequently filed Forms 10-Q and Forms 8-K filed prior to the date hereof, the annual report to stockholders for the fiscal year ended January 31, 2000 delivered to Parent and Purchaser (the "Annual Report"), and the proxy statement for the Company's 2000 Annual Stockholders Meeting (such Forms, the Annual Report and such proxy statement, including any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "Recent SEC Reports"):

          Section 4.01. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for any such failures that, individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger. For purposes of this Agreement, "Material Adverse Effect" means a materially adverse effect to the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, other than adverse effects from (i) conditions, circumstances or changes in the general economy or capital markets or (ii) any disclosure of this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of the

Certificate of Incorporation and the By-Laws of the Company as currently in effect. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company's Subsidiaries.

         Section 4.02. Capitalization.

          (a) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock. As of October 12, 2000, (i) 19,515,887 shares of Common Stock were issued and outstanding, all of which shares of Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights,
(ii) 33,646 shares of Common Stock were held in the treasury of the Company and
(iii) 924,100 shares of Common Stock were reserved for issuance upon exercise of Company Stock Options issued and outstanding on such date. Since October 12, 2000, (i) no shares of Common Stock have been issued, except in connection with the exercise of Company Stock Options issued and outstanding on the date hereof and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made. Section 4.02 of the Company's Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each holder of Company Stock Options, the number of Company Stock Options held by such holder, the grant date of each such Company Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each such Option and the corresponding exercise price. There are no shares of capital stock or other voting securities of the Company, options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or other voting securities or securities convertible into or exchangeable for capital stock or voting securities of or other equity interests in the Company or any of the Subsidiaries or equity equivalents, interests in the ownership or earnings of the Company (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) or other similar rights issued and outstanding (collectively, "Company Securities") or obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Company Voting Debt") issued and outstanding. There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the issued or unissued capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. There are no programs in place or outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Securities or (ii) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

          (b) All the shares of outstanding capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights and are owned by the Company or a wholly owned Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary. Neither the Company nor any of its Subsidiaries is under any current or prospective obligation to provide funds to, make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

          Section 4.03. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to execute, deliver and enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of and entering into this Agreement by the Company, the performance of the Company's obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders to the extent required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         Section 4.04. No Conflict; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement by the Company, subject to obtaining the approval of the Company's stockholders of the Merger if required by Section 251 of the DGCL, the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any of its Subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger.

          (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) filings by the Company required by, and approvals under, Foreign Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (v) any required notifications or filings with the New York Stock Exchange, Inc., the Company and each of its Subsidiaries are not required to submit any notice, report or other filing with or obtain any authorization, consent or approval from any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger.

         Section 4.05. SEC Filings; Financial Statements.

          (a) The Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 31, 1998 (the "SEC Reports"). The SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) (i) at the time they became effective, in the case of registration statements, or when filed, in the case of any other SEC Report, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) do not (except to the extent revised or superseded by a subsequent filing with the SEC), and did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the financial position of the Company and results of operations and cash flows of the Company for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount) and do not contain all the footnote disclosures required by United States generally accepted accounting principles for audited financial statements.

          (c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, except liabilities reflected or reserved against or disclosed in the financial statements of the Company included in the Company's Form 10-Q for the quarter ended July 31, 2000, and except liabilities incurred since July 31, 2000 that (i) have been incurred in the ordinary course of business, consistent with past practice, and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (d) The Company has heretofore furnished to Parent a complete and correct copy of (i) any material agreements, documents or other instruments that will be required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC, and (ii) any material amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          Section 4.06. Absence of Certain Changes or Events. Since July 31, 2000, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice; (b) neither the Company nor any of its Subsidiaries have taken any of the actions set forth in Section 5.01; and (c) neither the Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement or commitment outside the ordinary course of business. Since January 31, 2000, neither the Company nor its Subsidiaries have suffered any

Material Adverse Effect and there has not occurred, and there is not currently existing, any circumstance or event that is reasonably likely to have individually or in the aggregate, a Material Adverse Effect.

          Section 4.07. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, that (i) seek damages of more than $250,000, (ii) have had or are, individually or in the aggregate, reasonably likely to have, a Material Adverse Effect or (iii) are reasonably likely to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree, which has had or is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger.

         Section 4.08. Employee Benefit Plans.

          (a) The Company's Disclosure Letter sets forth a list of all material "employee benefit plans", as defined in Section 3(3) of ERISA whether or not such plan is subject to ERISA, and all other material employee employment agreements, consulting agreements, severance or change of control agreements, benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such material arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") or to which the Company, any Subsidiary or ERISA Affiliate is obligated to contribute thereunder for current or former employees or directors of the Company, any Subsidiary or ERISA Affiliate (the "Employee Benefit Plans"). Neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would materially increase the benefits provided to any employee or former employee, consultant or director of the Company or any Subsidiary thereof. Since January 31, 2000 there has been no material change, amendment, modification to, or adoption of, any Employee Benefit Plan.

          (b) The Company has delivered or made available to Parent true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans: (i) all Employee Benefit Plan documents and related trust documents, if any, and amendments thereto; (ii) the most recent Forms 5500, if any; (iii) current summary plan descriptions, if any; (iv) the most recent determination letter from the IRS, if any and (v) the most recent actuarial valuation reports.

          (c) None of the Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

          (d) None of the Employee Benefit Plans is a "single employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA.

          (e) Each Employee Benefit Plan that is intended to qualify under
Section 401 of the Code and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and nothing material has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or to require a filing under Rev. Proc. 2000-16 or any predecessor thereto to maintain such qualification.

          (f) All material contributions required to be made to any Employee Benefit Plan by the Company or any Subsidiary by applicable law or regulation or by any plan document, and all premiums due from or payable by the Company or any Subsidiary with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been appropriately reflected in the financial statements of the Company included in the SEC Reports to the extent required under United States generally accepted accounting principles.

          (g) Under each Employee Benefit Plan that is a single-employer plan as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA or, with respect to any Employee Benefit Plan established pursuant to the laws of a country other than the United States ("Foreign Plan") as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in the Employee Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Employee Benefit Plan (or, with respect to a Foreign Plan that in accordance with local law, custom or practice is not funded, adequate reserves are appropriately reflected in the financial statements of the Company included in the SEC Reports to the extent required under United States generally accepted accounting principles), and there has been no material adverse change in the financial condition of such Employee Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

          (h) The Company has materially complied with the continuation coverage requirements of Sections 601 through 608 of ERISA, and the requirements of any similar state law regarding continued insurance coverage, and there is no material suit or action pending or threatened against the Company or its Subsidiaries with respect to such requirements.

          (i) No amount of compensation paid or payable by the Company to any employee will result in any nondeductible compensation under Section 162(m) of the Code.

          (j) To the Company's knowledge, none of the Company, the Subsidiaries, the officers or directors of the Company or any of its Subsidiaries, any trusts created thereunder or any trustee or administrator of any Employee Benefits Plans subject to ERISA, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that subjects the Company, any of its Subsidiaries to a tax or penalty on prohibited transactions imposed by such Section 4975 or liability under Section 502(i) or
(l) of ERISA which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (k) There are no material pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries or any Employee Benefit Plan with respect to the operation of the Employee Benefit Plan (other than routine benefit claims).

          (l) All Employee Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms, with all provisions of ERISA, the Code (including rules and regulations under ERISA or the Code), and other applicable federal and state laws and regulations, all to the extent applicable to each such Employee Benefit Plan.

          (m) With respect to each Employee Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA, neither the Company nor any Subsidiary has any obligations to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its Subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Employee Benefit Plan may be amended or terminated at any time without incurring liability thereunder. Except as set forth in Section 4.08 of the Company's Disclosure Letter, there has been no communication to any employee, consultant or director of the Company or any Subsidiary that would reasonably be expected to create an enforceable promise or guarantee of such retiree health or life insurance or other retiree death benefits on a permanent basis.

          (n) No Employee Benefit Plan, or the Company or any Subsidiary with respect to such Employee Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency, nor is any such audit or investigation pending or threatened.

          (o) All Foreign Plans have been established, operated, administered and maintained, in all material respects, in compliance with all laws, regulations and orders applicable thereto. All premiums, contributions and any other amounts required by applicable Foreign Plan documents or applicable laws to be paid or accrued by the Company and any of its Subsidiaries have been paid or accrued as required and have been appropriately reflected in the financial statements of the Company included in the SEC Reports to the extent required under United States generally accepted accounting principles.

          (p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event (whether contingent or otherwise), will except as contemplated by Section 2.08 of this Agreement (i) result in any nondeductible compensation under Section 162(m) of the Code or any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; (iv) materially limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (v) require the funding of any trust or other funding vehicle; or (vi) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any Subsidiary that would create any liability to the Company, any Subsidiary, Parent or Purchaser or their respective affiliates after consummation of the Offer.

          (q) Each employment retention agreement between the Company and the executives identified on Section 4.08(q) of the Company's Disclosure Letter have been amended in the applicable form set forth in Section 4.08(q) of the Company's Disclosure Letter.

          Section 4.09. Labor and Employment. There is no (i) unfair labor practice charge pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries; (ii) there is no labor strike, slowdown, stoppage or other similar labor activity actually pending or, to the Company's knowledge, threatened against or involving the Company or its Subsidiaries; and
(iii) no material labor grievance is pending or, to the Company's knowledge, threatened which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary
(i) is presently a party to or otherwise bound by any collective bargaining agreement or union contract and (ii) has any material labor negotiations in progress with any labor union or other labor organization. To the Company's knowledge, there are no efforts in progress by labor unions to organize any employees who are not now represented by recognized collective bargaining agents.

          Section 4.10. Environmental Matters. Except as set forth in the financial statements contained in the Company's Form 10-K and except for Environmental Liability (as defined below) which has not had and is not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws; (b) no current or former operations of the Company or of any present or former Subsidiary have given rise to any Release that may require cleanup or other study, investigation or remediation or give rise to any material liability under any Environmental Law (collectively, "Environmental Liability"); (c) the Company and each Subsidiary have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (d) the Company and each Subsidiary is in compliance with its Environmental Permits; and (e) there are no pending or, to the Company's knowledge, threatened claims against the Company or any Subsidiary relating to any Environmental Law, Release or Hazardous Substance.

          Section 4.11. Licenses and Permits; Compliance with Laws. The Company and its Subsidiaries hold, and at all applicable times hereunder held, all permits, licenses, variances, exemptions, franchises, authorizations and approvals from all Governmental Entities that are required for the operation of the businesses of the Company and its Subsidiaries and the ownership, operation, lease and holding by the Company and its Subsidiaries of their respective properties and assets (the "Company Permits") to the extent the failure to do so, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or would prevent or materially delay the Offer or the Merger. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits to the extent the failure to do so, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or would prevent or materially delay consummation of the Offer or the Merger. The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, ordinances, laws, rules, regulations, orders, judgments and decrees of any Governmental Entity to the extent the failure to so comply, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or would prevent or materially delay consummation of the Offer or the Merger.

         Section 4.12. Taxes.

          (a) The Company and each of its Subsidiaries has duly filed with the appropriate Governmental Entity all Tax Returns required to be filed by the Company or such Subsidiary. All such Tax Returns were correct and complete in all material respects. Except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all Taxes due thereon have been paid, and the most recent financial statements contained in the SEC Reports provide an adequate accrual for the payment of Taxes for the periods covered by such reports; and (ii) the Company and each Subsidiary has duly withheld and paid all Taxes which it is required to withhold and pay relating to amounts heretofore due or owing to any employee, independent contractor, creditor, shareholder or any other third party. Since July 31, 2000, neither the Company nor any Subsidiary has incurred any Tax other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company and each Subsidiary, respectively.

          (b) Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

          (c) Set forth in the Company's Disclosure Letter is a complete list of all Tax Returns filed by the Company or any of its Subsidiaries that have been examined or audited by the IRS or any other Governmental Entity during the preceding three years, and except as set forth in the Company's Disclosure Letter, no such audit or examination is in progress. No (i) deficiency or adjustment for any Taxes has been proposed or assessed against the Company or any Subsidiary, except for deficiencies or adjustments which have been fully satisfied, settled or reserved for in the financial statements; (ii) waivers or comparable consents have been given by the Company or any Subsidiary that remain outstanding with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary; and (iii) issue has been raised in any examination or audit of any Tax Return of the Company or any Subsidiary that, by application of similar principles, is reasonably likely to result in the assertion of a deficiency for any other year not so examined or audited. Neither the Company nor any Subsidiary has (x) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (y) any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (d) The Company has made available to the Parent for inspection copies of all material Tax Returns filed (or intended to be filed) by the Company or any of its Subsidiaries within the previous three years and all workpapers prepared in connection with the preparation of such Tax Returns.

          Section 4.13. Offer Documents; Proxy Statement. The Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act. Neither the Schedule 14D-9 nor any of the information provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact (i) required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or (ii) necessary to correct any statements in any earlier filing by the Company with the SEC or communication from the Company to the holder of Shares with respect to the Offer, the Merger or the Company's Stockholders' Meeting (if any) that has become false or misleading. Any proxy statement to be sent to the stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders in connection with any action by consent in writing in lieu of a meeting, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), as amended or supplemented from time to time, will comply in all material respects with the applicable requirements of the Exchange Act and the DGCL. The Proxy Statement will not, at the time the Proxy Statement
(or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders' Meeting (if any) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact (i) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) necessary to correct any statement in any earlier filing by the Company with the SEC or communication from the Company to the holders of Shares with respect to the Offer, the Merger or the Company Stockholders' Meeting (if any) that has become false or misleading. The
Schedule 14A, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act. The Schedule 14A will not, at the respective times the
Schedule 14A or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that has been supplied by Parent or Purchaser or any of their accountants, counsel or other authorized representatives in writing specifically for use in any of the foregoing documents.

          Section 4.14. Brokers. No broker, finder or investment banker (other than the Company's Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. A true and complete copy of the Company's engagement letter with the Company's Financial Advisor has previously been provided to Parent.

          Section 4.15. Takeover Statutes. The Board of Directors has approved the Offer, the Merger, this Agreement and the transactions contemplated by the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement, Section 203 of the DGCL or any other restrictive provision of any applicable anti-takeover provision in the Company's Certificate of Incorporation, By-Laws or under applicable law.

          Section 4.16. Opinion of Financial Advisor. The Company's Financial Advisor has delivered to the Board of Directors its written opinion, dated prior to or as of the date of this Agreement, to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Price to be received by holders of Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger is fair to such holders of Shares from a financial point of view. The Company has been authorized by the Company's Financial Advisor to permit inclusion of such opinion (or a reference thereto) in the Schedule 14D-9.

          Section 4.17. Material Contracts. The Company has made available to Parent and Purchaser true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments or receipts of more than $250,000 (excluding any commitments or obligations under purchase orders arising in the ordinary course of business), (b) is with any of the Company's officers, directors or affiliates, (c) which would, pursuant to Item 601 of Regulation S-K promulgated by the SEC, be required to be attached as an exhibit to the Company's SEC filings under the Exchange Act, (d) is a confidentiality, standstill or similar agreement restricting actions by the Company or (e) contains covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location (each, a "Material Contract"). Neither the Company nor any of its Subsidiaries is, or has any knowledge that any other party is, in default in any respect under any of the contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound, except for such defaults, individually or in the aggregate, as have not had and are not reasonably likely to have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         Section 4.18. Real Property.

          (a) Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned in fee by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of January 31, 2000 and included in the SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and
(iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property or materially detract from the value thereof and that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (b) All leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases") are valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is currently in default of any of the provisions of any real property lease, except for such defaults, individually or in the aggregate, as have not had or are not reasonably likely to have a Material Adverse Effect. The interests of the Company and its Subsidiaries in the Real Property Leases are free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of January 31, 2000, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from the value thereof and that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

         Section 4.19. Intellectual Property.

          (a) (i) With respect to each of the Company Intellectual Property Rights, the Company and its Subsidiaries either (A) are the owners of the Company Intellectual Property Rights free and clear of any royalty or other payment obligation, lien or charge or (B) have sufficient rights to use such Company Intellectual Property Rights under a valid and enforceable license agreement, (ii) there are no agreements which restrict or limit the use by the Company or its Subsidiaries of the owned Company Intellectual Property Rights, and (iii) to the extent that the Company Intellectual Property Rights owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Company Intellectual Property Rights is registered or (applied for) in the name of the Company or any of its Subsidiaries except, in each case, where the failure of such, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

          (b) (i) (A) The Company Intellectual Property Rights are valid and enforceable, (B) the Company Intellectual Property Rights and the products and services of the Company and its Subsidiaries do not infringe on Intellectual Property Rights of any person or entity in any country, (C) except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company Intellectual Property rights have been taken through the date hereof and will continue to be paid or taken by the Company or its Subsidiaries through the Effective Time and (D) there exists no impediment which would impair the Company's rights to conduct its business or the business of its Subsidiaries after the Effective Time pursuant to the Company Intellectual Property Rights except, in each case, where the failure of such has not had and would not reasonably be likely to have a Material Adverse Effect.

          (ii) The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company Intellectual Property Rights and, where applicable, to preserve the confidentiality of the Company Intellectual Property rights except, where the failure of such, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

          (iii) During the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice of claim that any of such Company Intellectual Property Rights has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with Intellectual Property Rights of any third party, and no such claim of infringement or conflict, whenever filed or threatened, currently exists, except such as, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

          (iv) During the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given any notice of infringement to any third party with respect to any of the Company Intellectual Property Rights or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company Intellectual Property Rights, and no claim or controversy with respect to any such alleged infringement currently exists, except such as, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

          (v) Certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights Property are in the possession of the Company, its Subsidiaries, their agents or authorized representatives except such as, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

          Section 4.20. Related Party Transactions. No director of officer of the Company or any of its Subsidiaries, nor any affiliate of such director or officer, (a) has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operation or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries or (ii) participated in any transaction to which the company or any of its Subsidiaries is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

          Section 4.21. Required Vote of Company Stockholders. Unless the Merger is consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer or the Stockholder Agreement.

                                    ARTICLE V
                                    COVENANTS

          Section 5.01. Conduct of Business by the Company Pending the Closing. From the date of this Agreement to the Effective Time, except as (i) expressly required by this Agreement or otherwise with the prior written consent of Parent or (ii) specifically described in the Company's Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries, to (a) carry on its respective businesses in the ordinary course consistent with past practice, (b) use reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and employees, (c) use all reasonable efforts to preserve its relationships with customers, suppliers and other Persons with which it has business dealings and (d) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, the Company shall not, and it shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, except as expressly required by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent:

          (i) Propose to amend, amend or otherwise change its Certificate of Incorporation or By-Laws or the equivalent organizational documents;

          (ii) Sell, pledge or encumber any stock owned by the Company in any of its Subsidiaries;

          (iii) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, any Company Voting Debt or any options, warrants, convertible securities or other rights of any kind to acquire, or in respect of, any shares of capital stock or any Company Voting Debt or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of the Company or any Subsidiary (except for the issuance of shares of Common Stock required to be issued pursuant to the terms of the Company Stock Options outstanding as of the date hereof) or make any other changes in its capital structure;

          (iv) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of the Company to its parent);

          (v) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities;

          (vi) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets in each case involving an amount in excess of $100,000, except for purchases of inventory, raw materials, supplies and parts made in the ordinary course of business and consistent with past practices;

         (vii) Incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the ordinary course of business under the Company's existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

        (viii) Enter into, or modify, amend or terminate, any Material Contract or agreement;

          (ix) Authorize or make capital expenditures not in the ordinary course of business or in excess of $2,000,000 in the aggregate;

          (x) (A) Increase the compensation, pension, welfare or fringe benefits of any of its directors, officers or employees, except as required by contractual obligations existing as of the date hereof and except for increases in salary or wages in connection with a promotion or change in position granted to employees (other than executive officers) of the Company or its Subsidiary in the ordinary course of business in accordance with past practice, (B) grant any increase in severance or termination pay not currently required to be paid under existing severance plans or contracts to any director, officer or other employee of the Company or any Subsidiary, including without limitation any increase as a result of promotion, (C) enter into or amend any new, or amend any existing employment, consulting or severance agreement or arrangement, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or other employee of the Company or any Subsidiary or (D) except as is required by law, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the ordinary course of business consistent with past practice under, any collective bargaining agreement, Employee Benefit Plan or employee benefit arrangement that would have been Employee Benefit Plans if they were in effect as of the date hereof or (E) forgive any loans to employees, officers or directors or any of their respective affiliates or associates.

          (xi) Except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting methods, practices or principles used by it;

         (xii) Except as may be required to comply with a change in law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns that may have a material adverse effect on the tax position of the Company or any Subsidiary or settle or compromise any material federal, state, local or foreign Tax liability or refund;

        (xiii) Settle or agree to settle any material pending suit, action, audit proceeding, investigation or claim (A) against the Company or any Subsidiary by any Governmental Entity, (B) for an amount in excess of $50,000 in any instance or $500,000 in the aggregate, or (C) which relates to the transactions contemplated hereby;

         (xiv) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or than the Merger);

          (xv) (A) Pay, discharge or satisfy or agree to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (I) in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement or (II) of liabilities incurred in the ordinary course of business and consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

         (xvi) Sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or real property other than in the ordinary course consistent with past practice.

        (xvii) Other than in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

       (xviii) Except as permitted by Section 5.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

         (xix) Agree in writing or otherwise to take any of the foregoing actions; or

          (xx) Except as may be required by applicable law or the Company's Certificate of Incorporation or By-Laws, call or hold any stockholders' meeting other than as required by Section 251 of the DGCL to approve the Merger.

     Section 5.02.  No Solicitation.

     (a)  Until this Agreement has been terminated in accordance with Section
7.01 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.02(b) have been made), the Company shall not and shall cause its Subsidiaries and its and their officers, directors, employees, consultants, representatives, affiliates and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Company Representatives"), not to, directly or indirectly, (i) encourage, solicit, initiate or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) in connection with any Acquisition Proposal, (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser the approval and recommendation of the Offer, the Merger or this Agreement, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (unless contemporaneously with such approval or recommendation the Company terminates this Agreement in accordance with Section 7.01(e)), (v) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (vi) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this
Section 5.02 shall not prohibit the Company or the Company Representatives from:

                    (A) (i) issuing a press release or otherwise publicly disclosing the terms of this Agreement (including the provisions of this Section 5.02), the Offer, the Merger or any Acquisition Proposal,
          (ii) proceeding with the transactions contemplated by this Agreement,
          (iii) communicating to the holders of the Company's securities a position with respect to an Acquisition Proposal by a third party contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iv) making any disclosure to the holders of the Company's securities which, in the judgment of the Board of Directors (after receiving the advice of legal counsel) is advisable to be made under applicable law (including laws relating to the fiduciary duties of directors); or

                    (B) participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to or entering into any confidentiality or standstill or similar agreements with, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the date an amount of Shares sufficient to satisfy the Minimum Condition have been accepted for payment pursuant to the Offer if (I) such Acquisition Proposal does not result from a violation of any of the provisions of this Section 5.02, (II) a majority of the members of the Board of Directors determines in good faith, after having received the advice of its financial advisor and outside legal counsel, that (x) such Person is reasonably capable, financially and otherwise, of consummating such Acquisition Proposal, (y) such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (z) failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law, and (III) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person, and the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement.

          Parent and Purchaser agree that neither the Company, the Company Representatives, nor any Person who makes an Acquisition Proposal shall be deemed, by reason of taking actions permitted under the provisos of paragraphs
(A) and (B) of this Section 5.02, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement or any other agreements, instruments or documents executed in connection herewith, or tortiously or otherwise wrongfully interfered with the Offer, the Merger, the other transactions contemplated hereby or thereby or the rights of Parent, Purchaser or any of their Affiliates hereunder or thereunder.

          (b) The Company shall, and shall cause its Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal.

          (c) "Acquisition Proposal" shall mean any proposal or offer, or any indication of interest in making an offer or proposal, made by any Person or group (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase which is structured to permit such Person or group to acquire beneficial ownership of at least 10% of the assets of the Company or any of its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person, other than Parent, Purchaser, their Affiliates or any group of which any of them is a member beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries. "Superior Proposal" shall mean an unsolicited bona fide written proposal made by a third party to acquire all of the issued and outstanding Shares pursuant to a tender offer or a merger or to acquire all of the properties and assets of the Company on terms and conditions that the Board of Directors determines in good faith, after receiving the written advice of its financial advisor and taking into account all the terms and conditions of such proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby and is reasonably likely to be consummated.

          (d) Nothing contained in this Section 5.02 shall prohibit Purchaser from purchasing the Shares pursuant to the Offer or consummating the Merger. Without limiting any other rights of Parent or Purchaser under this Agreement in respect of any such action, neither any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger nor the termination of this Agreement shall have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of the DGCL and the other statutes referred to in Section 4.15 hereof and paragraph 9 of the Confidentiality Agreement to be inapplicable to, this Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

          Section 5.03.  Access to Information.

          (a) Subject to applicable law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.01, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Purchaser, and their respective counsel, accountants, consultants and other authorized representatives, complete access during normal business hours to the employees, properties (including plants, offices, warehouses and other facilities), books and records of the Company and its Subsidiaries, and cause the Company's and its Subsidiaries' independent public accountants and tax advisors to provide access to their work information so that the Parent and Purchaser may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries. The Company shall furnish as promptly as practicable to Parent and Purchaser a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities laws or the DGCL. The Company agrees to cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Purchaser shall from time to time reasonably request.

          (b) Parent hereby confirms to the Company that the Confidentiality Agreement is in full force and effect.

          Section 5.04. Stockholders Approval of the Merger. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene the Company Stockholders' Meeting, or, at the option of Parent, to seek approval of the Merger by written consent in lieu of the Company Stockholder's Meeting. The Company shall use its reasonable efforts to solicit from stockholders of the Company proxies to the extent a stockholder meeting is to be held in favor of the Merger (or written consent is to be obtained in lieu thereof) and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote (or written consent) of stockholders required by the DGCL to effect the Merger. Parent agrees that it will vote, or cause to be voted, at the Company Stockholders' Meeting all Shares then owned by it or Purchaser or any of Parent's other subsidiaries and Affiliates in favor of the Merger and the adoption of this Agreement (or deliver written consents conforming to the requirements of the DGCL in lieu thereof). Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, and provided that the conditions set forth in
Article VI shall have been satisfied or waived, the Company shall use its best efforts to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

          Section 5.05. Proxy Statement. As promptly as practicable after the consummation of the Offer if required by the Exchange Act, the Company shall prepare and file the Proxy Statement with the SEC subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), and shall use all reasonable efforts to have it cleared by the SEC. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the

Proxy Statement and shall cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement and the Merger.

          Section 5.06. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement without the written consent of the other party, except as may be required by law or in accordance with any listing agreement with any securities exchange on which such party's securities are listed.

          Section 5.07.  Reasonable Best Efforts; Cooperation.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (except as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to extend the Offer. Without limiting the foregoing, each of the parties hereto shall (i) cooperate in responding to inquiries from, and making presentations to, regulatory authorities and customers, (ii) defend against and respond to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (iii) cooperate in the preparation and filing of the Offer Documents, the Schedule TO, the Schedule 14D-9 and the Proxy Statement and (iv) promptly make all regulatory filings and applications, including without limitation any required filings and responses to requests for additional information under the HSR Act and Foreign Antitrust Laws, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement.

          (b) Nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (i) to limit in any manner or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or any portion of their respective businesses, assets or properties or of the businesses, assets or properties of the Company or any of its Subsidiaries or
(ii) to limit in any material manner the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

          Section 5.08.  Indemnification.

          (a) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions in favor of the directors, officers, employees or agents of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise with which he or she is or was serving in such capacity at the request of the Company, with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers or employees of the Company, or any of its subsidiaries unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Surviving Corporation's Certificate of Incorporation and By-Laws and in any currently existing agreements with respect to indemnification between the Company and any of its current and former officers, directors or employees of the Company, to the extent such agreements are listed in the Disclosure Letter and copies of the forms thereof are provided by the Company.

          (b) For six years after the Effective Time, the Surviving Corporation shall maintain in effect, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance covering each person currently covered by such policies on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.08(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company is currently paying for such coverage; provided further that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain policies with as much coverage as is available for a cost not exceeding such amount.

          (c) The provisions of this Section 5.08 are intended for the benefit of, and shall be enforceable by, the respective indemnified parties. The obligations of Parent and Purchaser under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect any indemnified party to whom this Section 5.08 applies without the consent of such party.

          Section 5.09. Takeover Statutes. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, the Company shall promptly take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

          Section 5.10. Employee Benefits. Each employee of the Company or any of its subsidiaries immediately prior to the Effective Time will become an employee of the Surviving Corporation as of the Effective Time ("Company Employees"). Purchaser will provide to Company Employees for a period of one year after the Effective Time, compensation, employee welfare benefits, tax-qualified retirement benefits and other employee and fringe benefits that are, in the aggregate, of at least equal value to those currently in effect for such Company Employees. Aggregate comparable value shall be determined separately for each principal line of business in which the Company and its Subsidiaries are engaged. Purchaser shall waive any pre-existing condition clause or waiting period requirement in welfare benefit plans or programs (except to the extent such condition or waiting period in comparable plans of the Company would apply to a participant or beneficiary after the Closing if such plans continued after the Closing) and give credit for deductible amounts and co-payments paid by Company Employees during the current deductible year. Purchaser shall grant each Company Employee credit under its tax-qualified retirement plans, for purposes of eligibility and vesting (but not for purposes of benefit accrual), for Company Employee's service with the Company and its Affiliates prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Surviving Corporation to honor and assume the written employment agreements (amended in accordance with Section 4.08(q)), severance agreements, indemnification agreements with existing directors and officers of the Company, incentive arrangements and other agreements listed on the Company's Disclosure Letter, all as in effect on the date of this Agreement. The provisions of this Section 5.10 are not intended to create any enforceable rights by, current or former employees, officers and directors of the Company and their respective heirs and legal representatives.

          Section 5.11. Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate (in the case of any representation or warranty not limited by materiality or Material Adverse Effect, in any material respect) if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

          Section 5.12. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

          Section 6.01. Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, on or prior to the Effective Time of the following conditions:

          (a) Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment and paid for Shares in an amount sufficient to satisfy the Minimum Condition and otherwise pursuant to the Offer;

          (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL; and

          (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger (provided that each party hereto shall use its reasonable best efforts to have vacated or reversed, in accordance with Section 5.07, any applicable judgment, writ, decree, order or injunction).

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

          Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of matters presented in connection with the Merger by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

          (a)  By the mutual written consent of Parent and the Company;

          (b) By either of Parent or the Company if any statute, law, rule or regulation shall have been promulgated that prohibits the consummation of the Offer or the Merger or if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 5.07(a)), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) By the Company if (i) Purchaser fails to commence the Offer in violation of Section 1.01, (ii) as a result of the failure of one or more conditions set forth in Annex I, Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before December 18, 2000; provided, however, that either Purchaser or Company shall have the option, in their respective sole discretion, to extend such date for an additional period not to exceed 60 business days if the sole reason that the Purchaser has not accepted for payment and paid for Shares pursuant to the Offer is the failure of the applicable waiting period under the HSR Act or any Foreign Antitrust Laws to expire or failure to obtain any required governmental or regulatory approval (the "Outside Date") or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

          (d) By Parent if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Offer, Purchaser shall have (i) not commenced the Offer within the time required by Section 1.01,
(ii) terminated the Offer without purchasing any Shares pursuant to the Offer or
(iii) failed to accept for payment Shares pursuant to the Offer prior to the Outside Date;

          (e) By the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 5.02 and (ii) the Company has given Parent and Purchaser prior written notice, of not less than the greater of seventy-two hours and two full business days, of its intention to terminate this Agreement and accept or recommend a Superior Proposal and of the material terms and conditions of such Superior Proposal, provided that the termination described in this Section 7.01(e) shall not be effective unless and until the Company shall have paid to Parent the amounts specified in Section 7.02(b);

          (f) By Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of its covenants in Section 5.02 or the Board of Directors of the Company shall have resolved to effect any of the actions referred to in the first paragraph of Section 5.02(a);

          (g) By Parent, prior to the purchase of Shares pursuant to the Offer, if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to a failure of a condition set forth in Annex I and which breach has not been or is incapable of being cured by the Company prior to the Outside Date; or

          (h) By the Company, prior to the purchase of Shares pursuant to the Offer, if the Parent or Purchaser shall have breached any of their representations, warranties or covenants contained in this Agreement, which breach would cause Parent or Purchaser to be unable to complete the Offer and the Merger and which breach has not been or is incapable of being cured prior to the Outside Date.

          Section 7.02.  Effect of Termination.

          (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 7.01, (i) this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, except that (i)
Article VIII and this Section 7.02 shall survive any termination of this Agreement and (ii) nothing in this Section 7.02 shall relieve any party to this Agreement for liability for breach of this Agreement.

          (b)  If this Agreement is terminated pursuant to (i) Section 7.01(e),
(ii) Section 7.01(f) or (iii) Section 7.01(c)(ii) or Section 7.01(d) and, in the case of this clause (iii) only, at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and as of the date of such termination such Acquisition Proposal shall not have been withdrawn or lapsed in accordance with its terms, then the Company shall pay to Parent in immediately available funds an amount equal to $20 million. If such amount becomes payable pursuant to clause (i), (ii) or (iii)(A) of this Section 7.02(b), such amount shall be payable simultaneously with such termination (in the case of termination by the Company) or within two business days thereafter (in the case of termination by Parent). If such amount becomes payable pursuant to clause (iii)(B) of this Section 7.02(b), it shall be payable on the earlier of the Company's entry into such a definitive agreement or within two business days following such consummation.

          (c) The Company acknowledges that the agreements contained in Section 7.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to Section 7.02(b), and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for the amounts set forth in Section 7.02(b), the Company shall pay to Parent or Purchaser, as the case may be, its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          Section 7.03. Amendment. Subject to Section 1.03, this Agreement may be amended by the parties hereto by action taken by the respective Board of Directors of the Company, Parent and Purchaser or by the respective officers authorized by such Boards of Directors at any time prior to the Effective Time (notwithstanding any stockholder approval); provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 7.04. Extension; Waiver. Subject to Section 1.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

          Section 8.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive beyond the consummation of the Offer. The covenants and agreements set forth herein shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein or as otherwise provided in Section 7.02).

          Section 8.02. Expenses. Whether or not the Merger is consummated, except as expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          Section 8.03. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any Subsidiary of Parent without the consent of the Company; provided that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.05. Parties in Interest. Except as otherwise provided herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.06. Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the maximum extent possible.

          Section 8.07. Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received by the addressee) by delivery in person, by facsimile, cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)       If to Parent or Purchaser:

                         United Technologies Corporation
                         United Technologies Building
                         One Financial Plaza
                         Hartford, Connecticut 06101
                         Attention: General Counsel
                         Facsimile: 860-728-7862

                         With a copy to:

                         Cleary, Gottlieb, Steen & Hamilton
                         One Liberty Plaza
                         New York, NY  10006
                         Attention: Christopher E. Austin
                         Facsimile: (212) 225-3999

          (b)       If to the Company:

                         Specialty Equipment Companies, Inc.
                         1245 Corporate Blvd., Suite 401
                         Aurora, Illinois 60504
                         Attention: Jeffrey P. Rhodenbaugh
                         Facsimile: (630) 585-9450

                         With a copy to:

                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, Illinois  60606
                         Attention: Andrew L. Weil
                                    Michael D. Rosenthal
                         Facsimile: (312) 876-7934


          Section 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transaction contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

          Section 8.09. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

          Section 8.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court sitting in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 8.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

          Section 8.13. Construction. This Agreement is a product of negotiation between the parties, and the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party, and no presumptions or rules of interpretation based upon the identity of the party preparing or drafting the Agreement, or any part thereof, shall be applicable or invoked.

          Section 8.14. Interpretation of Certain Terms. Any words herein used in the singular shall denote the plural as the context so requires and when used herein in the plural shall denote the singular as the context so requires. Pronouns used herein, whether masculine, feminine, or neuter, shall be interpreted as the context so requires. The word "including" shall mean "including, without limitation." Any reference to any federal, state, or local law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          Section 8.15.  Definitions. For purposes of this Agreement, the term:

          "Acquisition Proposal" shall have the meaning set forth in
Section 5.02(c).

          "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall have the meaning set forth in the preamble.

          "Annual Report" shall have the meaning set forth in the introductory paragraph of Article IV.

          "Board of Directors" shall have the meaning set forth in the recitals of this Agreement.

          "business day" shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

          "Certificates" shall have the meaning set forth in Section 2.07(b).

          "Closing" shall have the meaning set forth in Section 2.02(a).

          "Closing Date" shall have the meaning set forth in Section 2.02(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

          "Company" shall have the meaning set forth in the preamble of this Agreement.

          "Company's Disclosure Letter" shall have the meaning set forth in the introductory paragraph of Article IV.

          "Company Employees" shall have the meaning set forth in Section 5.10.

          "Company's Financial Advisor" shall have the meaning set forth in
Section 1.02(a).

          "Company Intellectual Property Rights" shall mean all Intellectual Property Rights owned or held by the Company or any of its Subsidiaries or otherwise used in the business of the Company and its Subsidiaries.

          "Company Permits" shall have the meaning set forth in Section 4.11.

          "Company Representatives" shall have the meaning set forth in
Section 5.02(a).

          "Company Securities" shall have the meaning set forth in
Section 4.02(a).

          "Company Stockholders' Meeting" shall have the meaning set forth in
Section 4.13.

          "Company Stock Option" shall have the meaning set forth in
Section 2.08(a).

          "Company Voting Debt" shall have the meaning set forth in
Section 4.02(a).

          "Confidentiality Agreement" shall have the meaning set forth in
Section 1.02(a).

          "Control" (including the terms "controlled by" and "under common control with") shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Dissenting Shares" shall have the meaning set forth in
Section 2.06(a).

          "Effective Time" shall have the meaning set forth in Section 2.02(b).

          "Employee Benefit Plans" shall have the meaning set forth in
Section 4.08(a).

          "Environmental Disclosure Requirements" shall mean any Environmental Laws requiring notification, registration, or filing with any governmental agency, prior to the sale or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the establishment for which control is to be transferred.

          "Environmental Law" shall mean any federal, state, municipal, foreign or other statutes, laws, ordinances, rules or regulations and common law principles relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

          "Environmental Liability" shall have the meaning set forth in
Section 4.10.

          "Environmental Permits" shall have the meaning set forth in
Section 4.10.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning set forth in Section 4.08(a).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

          "Foreign Antitrust Laws" shall have the meaning set forth in
Section 3.03(b).

          "Foreign Plan" shall have the meanings set forth in Section 4.08(g).

          "Form 10-K" shall have the meaning set forth in the introductory paragraph of Article IV.

          "Governmental Entity" shall have the meaning set forth in
Section 3.03(b).

          "Hazardous Substances" shall mean any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including without limitation as those terms are defined in any Environmental Law, and including without limitation (a) petroleum and petroleum products including crude oil and any fractions thereof; (b) natural gas, synthetic gas, and mixtures thereof;
(c) radon; and (d) asbestos and asbestos-containing materials.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Independent Directors" shall have the meaning set forth in
Section 1.03.

          "Intellectual Property Rights" shall mean all proprietary and other rights, including rights granted under license, in and to the following:
(i) trademarks, service marks, trademark registrations, service mark registrations, trade names, applications for registration of trademarks and service marks, and the goodwill associated therewith; (ii) copyrights, copyright registrations and applications for registration of copyrights; (iii) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Effective Time or filed within five years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof; (iv) computer software, including source code, object code, algorithms, databases, and all related documentation; (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing; architectural or engineering plans, know-how agreements and other know-how; marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and (vi) all rights and incidents of interest in and to all noncompetition or confidentiality agreements; in each case including any applications therefor or registrations, renewals, modifications and extensions thereof.

          "IRS" shall mean the Internal Revenue Service.

          "knowledge" of the Company shall mean the actual knowledge, after reasonable inquiry, of the executive officers of the Company and the Subsidiaries, including reasonable inquiry of the Company's counsel.

          "Material Adverse Effect" shall have the meaning set forth in
Section 4.01.

          "Material Contract" shall have the meaning set forth in Section 4.17.

          "Merger" shall have the meaning set forth in the recitals of this Agreement.

          "Merger Consideration" shall have the meaning set forth in
Section 2.05(a).

          "Minimum Condition" shall have the meaning set forth in Annex I.

          "Offer" shall have the meaning set forth in the recitals of this Agreement.

          "Offer Documents" shall have the meaning set forth in Section 1.01(c).

          "Offer Price" shall have the meaning set forth in the recitals of this Agreement.

          "Offer to Purchase" shall have the meaning set forth in
Section 1.01(c).

          "Outside Date" shall have the meaning set forth in Section 7.01(c).

          "Parent" shall have the meaning set forth in the preamble of this Agreement.

          "Parent Information" shall have the meaning set forth in Section 3.06.

          "Paying Agent" shall have the meaning set forth in Section 2.07(a).

               "Person" shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

               "Proxy Statement" shall have the meaning set forth in
Section 4.13.

               "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

               "Real Property Leases" shall have the meaning set forth in
Section 4.18(b).

               "Recent SEC Reports" shall have the meaning set forth in the introductory paragraph of Article IV.

               "Release" shall mean any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance, at, in, on, into or onto the environment.

               "Schedule 14A" shall have the meaning set forth in Section 1.03.

               "Schedule 14D-9" shall have the meaning set forth in
Section 1.02(b).

               "Schedule TO" shall have the meaning set forth in
Section 1.01(c).

               "SEC" shall mean the Securities and Exchange Commission.

               "SEC Reports" shall have the meaning set forth in
Section 4.05(a).

               "Securities Act" shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

               "Shares" shall have the meaning set forth in the recitals of this Agreement.

               "Stockholder Agreement" shall have the meaning set forth in the recitals of this Agreement.

               "Stock Option Plans" shall have the meaning set forth in
Section 2.08(a).

               "Subsidiary" shall mean any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) in the case of partnerships, serves as a general partner, or (c) in the case of a limited liability company, serves as managing member or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

               "Superior Proposal" shall have the meaning set forth in
Section 5.02(c).

               "Surviving Corporation" shall have the meaning set forth in
Section 2.01.

               "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, corporation, advance corporation, sales, use, ad valorem, registration, alternative or add on minimum, value added, premium, goods and services, capital, capital stock, transfer, franchise, single business, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, workers compensation, unemployment, disability, PBGC premiums, social security, FICA, estimated, recording, gift, value assessed, windfall profits, environmental, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign), however denominated, whether disputed or not.

                    "Tax Returns" shall mean any return, declaration, report, estimate, claim for refund, information or other document (including any documents, forms, statements or schedules attached thereto) required to be filed with or supplied to any federal, state, local or foreign tax authority with respect to Taxes and including any amendment thereof.

                    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         UNITED TECHNOLOGIES CORPORATION


                         By:    ___________________________________
                         Name:  ___________________________________
                         Title: ___________________________________


                         SOLAR ACQUISITION CORP.


                         By:    ___________________________________
                         Name:  ___________________________________
                         Title: ___________________________________


                         SPECIALTY EQUIPMENT COMPANIES, INC.


                         By:    ___________________________________
                         Name:  ___________________________________
                         Title: ___________________________________

                                                                         ANNEX I
                             CONDITIONS TO THE OFFER

               Notwithstanding any other provision of the Offer or Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any tendered Shares if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of shares of Common Stock which, when aggregated with shares of Common Stock beneficially owned by Parent (excluding shares of Common Stock held by an employee benefit plan), represents at least a majority of all of the issued and outstanding shares of Common Stock on a fully diluted basis, assuming the exercise of all Company Stock Options and the conversion or exchange of all securities convertible or exchangeable into shares of Common Stock (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act and any Foreign Antitrust Law shall not have expired or been terminated or any required approval under any Foreign Antitrust Law shall not have been obtained or (iii) at any time after the date of this Agreement and prior to the acceptance of such Shares for payment or payment for any such Shares, any of the following events shall occur or conditions shall exist:

               (a) there shall have been any statute, rule, regulation, legislation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by a Governmental Entity to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely to (1) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise materially restrict or prohibit the consummation of the Offer or the Merger, (2) result in a material delay in the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer,
(4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, or (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates;

               (b) this Agreement shall have been terminated in accordance with its terms;

               (c) the representations and warranties of the Company set forth in the Agreement shall not have been true and correct when made, or shall not continue to be true and correct except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (ii) where the failure of such representations and warranties has not had, and is not reasonably likely to have, a Material Adverse Effect;

               (d) the Company shall have failed to perform in any material respect, or to comply in any material respect with, any obligation, agreement or covenant of the Company to be performed or complied with by it under the Agreement;

               (e) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity challenging the making of the Offer, the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

               (f) there shall have occurred (1) any general suspension of, or limitation on, trading in securities on the New York Stock Exchange (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers") or (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States; or

               (g) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

               The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time or from time to time, in its discretion subject to the terms and conditions of the Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               Capitalized terms used but not defined in this Annex I shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.



                                      I-2